Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)

Bristol-Myers Squibb Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.10 par value per share	Other(2)	85,000,000	$56.88	$4,834,800,000	0.0001381	$667,685.88
Total Offering Amounts					$4,834,800,000		$667,685.88
Total Fee Offsets							—
Net Fee Due							$667,685.88

(1)
The Registration Statement on Form S-8 registers offers and sales of 85,000,000 shares of common stock, par value $0.10 per share (“Common Stock”), of Bristol-Myers Squibb Company. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of securities being registered shall be adjusted to include any additional securities that may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based on the average of the high and low prices reported for a share of Common Stock on the New York Stock Exchange on May 6, 2026.